UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 20, 2009

PGT, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-52059                                                                20-0634715
 (Commission File Number)             (IRS Employer Identification No.)

1070 Technology Drive, North Venice, Florida 34275
(Address of Principal Executive Offices, Including Zip Code)

(941) 480-1600
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry into a Material Definitive Agreement

The information set forth under 5.02 below is incorporated herein by reference.

ITEM 5.02.  Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Senior Officer Agreements

On February 20, 2009, each of Messrs. Hershberger, Jackson, Cross, Ferrucci and McCutcheon, and Mrs. LaPinska entered into an Employment Agreement (each, an “Employment Agreement”) with PGT, Inc. (the “Company”).  The Employment Agreements supersede and replace any prior employment agreements for the senior officers.  Each Employment Agreement provides for an annual base salary and benefits provided to each officer.  The amount of annual base salary provided to each officer pursuant to such senior officer’s Employment Agreement as of the date it was entered into is set forth below.

Officer                      Current Annual Base Salary
Rodney Hershberger                                                      $360,000.00
Jeffrey T. Jackson                                                           $300,000.00
C. Douglas Cross                                                            $218,400.00
Mario Ferrucci III                                                            $215,000.00
Deborah L. LaPinska                                                       $195,000.00
David B. McCutcheon                                                    $185,000.00

In addition to providing for an annual base salary and employee benefits, the Employment Agreements provide that Mr. Hershberger is eligible for an annual performance bonus, as determined by the Board of Directors and each other senior officer party to an Employment Agreement is eligible for an annual performance bonus as determined by the President of the Company and the Board of Directors.

In the event that (a) the officer’s employment is terminated by the Company without “cause” (as defined in the Employment Agreement) or (b) the officer terminates his or her employment for “good reason” (as defined in the Employment Agreement), the officer is entitled to (1) continuation of his/her base salary for twelve months after the date of termination (except in the case of Messrs. Hershberger and Jackson, for whom the period is 24 months and 18 months, respectively), (2) payment by the Company of applicable premiums for medical benefits for twelve months following the date of termination (except in the case of Messrs. Hershberger and Jackson for whom the period is 18 months); and (3) payment in a lump sum of an amount of cash equal to 100% of the officer’s target incentive amount (except for Messrs. Hershberger and Jackson form whom such percentage is 200% and 150%, respectively) payable under the Company’s annual incentive plan for the award period ending in which the termination of employment occurred.
Should the officer terminate his/her employment other than for “good reason”, the Company will continue to pay such officer’s salary for the shorter of thirty days or the notice period provided by the officer with respect to his/her termination.

Under each Employment Agreement, in the event that the officer’s employment is terminated by his or her death or disability (as defined in the Employment Agreement), the Company will pay to the officer (or, in the case of death, to his or her designated beneficiary) his or her base salary for a period of twelve months.

The payment of any termination payments is  subject to the officer or his or her estate providing a release to the Company of any claims against the Company or its affiliates.

Set forth below is a table calculating the termination payments and benefits payable to each officer pursuant to each officer’s Employment Agreement.

Summary of Termination Payments and Benefits

Reason for Termination:	Mr. Hershberger	Mr. Jackson	Mr. Cross	Mr. Ferrucci	Mrs. LaPinska	Mr. McCutcheon
By Company Without Cause or by the Officer for Good Reason:
Cash Severance	$ 1,224,000[1]	$ 774,000[2]	$ 305,600[3]	$ 301,000[4]	$ 273,000[5]	$ 259,000[6]
Continuation of Benefits	18 months	18 months	12 months	12 months	12 months	12 months
Death or Disability:
Cash Severance	$ 360,000	$ 300,000	$ 218,400	$ 215,000	$ 195,000	$ 185,000

1 Includes the dollar value of continuation of Mr. Hershberger’s current base salary for a period of twenty four months and 200% of his target incentive amount.

2 Includes the dollar value of continuation of Mr. Jackson’s current base salary for a period of eighteen months and 150% of his target incentive amount.

3 Includes the dollar value of continuation of Mr. Cross’s current base salary for a period of twelve months and 100% of his target incentive amount.

4 Includes the dollar value of continuation of Mr. Ferrucci’s current base salary for a period of twelve months and 100% of his target incentive amount.

5 Includes the dollar value of continuation of Mrs. LaPinska’s current base salary for a period of twelve months and 100% of her target incentive amount.

6 Includes the dollar value of continuation of Mr. McCutcheon’s current base salary for a period of twelve months and 100% of his target incentive amount.

Each Employment Agreement also provides that during the officer’s employment with the Company and at all times thereafter, he or she may not disclose any confidential information of the Company and that all inventions of the officer shall belong exclusively to the Company.  In addition, each Employment Agreement provides that during the officer’s employment with the Company and for two years thereafter, unless the Employment Agreement is terminated by the Company without “cause” or by such officer for “good reason”, in which case the period will be the duration of the officer’s employment with the Company and for one year thereafter, the officer may not directly or indirectly compete with the Company or solicit employees of the Company.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PGT, INC.

By: /s/   Mario Ferrucci III
       Name:  Mario Ferrucci III
       Title:  Vice President and General Counsel

    Dated:  February 26, 2009

EXHIBIT INDEX

Exhibit No.                            Description
10.1	Form of Employment Agreement